Exhibit 99.1

                  NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
                       OF LAKELAND FINANCIAL CORPORATION
                            CONCERNING YOUR RIGHTS
                           REGARDING LAKELAND STOCK

                                 June 23, 2004

         As a director or executive officer of Lakeland Financial Corporation ("Lakeland"), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the "Act"), which prohibits certain stock trades during employee benefit plan blackout periods.

         This notice is to inform you that as a director or executive officer of Lakeland, you will be unable to, either directly or indirectly, purchase, sell or otherwise acquire or transfer any of your Lakeland stock that you acquired in connection with your services or employment as a director or executive officer, due to a blackout period under the Lakeland Financial Corporation 401(k) Plan (the "401(k) Plan").

         The 401(k) Plan's blackout period is a result of transitioning the investment, trustee and recordkeeping services to Fidelity Investments and affects all of the 401(k) Plan participants and beneficiaries. Accordingly, a concurrent restriction on trading by Lakeland's directors and executive officers under Section 306(a) of the Act will apply.

         The blackout period will specifically apply to Lakeland common stock. During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring equity securities of Lakeland (or derivative securities of those equity securities, such as stock options) that you acquired in connection with your services or employment as a director or executive officer. With limited exceptions, this includes all securities acquired while a director or executive officer. Therefore, the prohibition on transactions by you applies to amounts, if any, you may have invested in Lakeland stock under the 401(k) Plan and to Lakeland stock you otherwise hold. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Lakeland stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer shares of Lakeland common stock during the blackout period, whether pursuant to the direct purchase component of the Dividend Reinvestment Plan, a 10b5-1 plan or otherwise, you must notify David Findlay to determine whether you are permitted to complete the transaction.

         The blackout period for the 401(k) Plan is expected to begin on July 21, 2004 and end August 27, 2004.

         If you have any questions regarding the blackout period, you should contact David Findlay at (574) 267-9197.